                                                                   EXHIBIT 12


                      ARAMARK CORPORATION AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                 (In thousands)

                                                                        Fiscal Year Ended
                                        ---------------------------------------------------------------------------------
                                        September 29,   September 30,      October 1,      October 2,      September  27,
                                           1995            1994              1993             1992             1991
                                        ------------    -------------      ----------      ----------      --------------
Income before income taxes
  and minority interest                  $167,577         $163,484          $143,265         $123,723         $117,899
      Fixed charges, excluding
         capitalized interest             152,991          150,432           168,158          180,913          190,118
      Other, net                            1,502             (477)            1,222            1,231           (1,819)
                                         --------         --------          --------         --------         --------

      Earnings, as adjusted              $322,070         $313,439          $312,645         $305,867         $306,198
                                         ========         ========          ========         ========         ========


Interest expense                         $111,605         $110,040          $128,367         $141,180         $145,727
      Capitalized interest                     79               27                47               47               14
      Portion of operating lease
        rentals representative
        of interest factor                 41,386           40,392            39,791           39,733           44,391
                                         --------         --------          --------         --------         --------
      Fixed charges                      $153,070         $150,459          $168,205         $180,960         $190,132
                                         ========         ========          ========         ========         ========


Ratio of earnings to
  fixed charges                              2.1x             2.1x              1.9x             1.7x             1.6x
                                             ====             ====              ====             ====             ====

(A) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).